SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

SAIC, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

This proposal would establish annual elections for all directors who are now elected in staggered, or classified, three-year terms.

“Many now consider this a best practice in corporate governance designed to assure that the board remains responsive to shareholders,” says Chairman and CEO Ken Dahlberg.

Current State

Today SAIC board members are divided into three classes with each director serving for a staggered, three-year term. This staggered, or classified, board structure has been in place for many years at our predecessor company, Science Applications International Corporation and has a long history of use by U.S. corporations. The Board is recommending your vote for Proposal II, which would amend our certificate of incorporation to eliminate the three separate board classes and provide for the annual election of all board members.

Many investors and corporate governance experts have come to view staggered or classified board election as reducing accountability because it limits the ability of stockholders to change directors on an annual basis when they are dissatisfied with the performance of the directors. They believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing these polices. Finally, some investors say that classified boards can discourage proxy contests and therefore may erode stockholder value.

Two-thirds Vote Required

Our Board of Directors is recommending approval of an amendment to our certificate of incorporation to provide for the annual election of directors to better align us with a growing trend in corporate governance which is intended to increase stockholder influence. Proposal II requires at least a two-thirds affirmative vote of the voting power represented by all outstanding common and preferred shares for adoption. If this proposal is approved by stockholders, the separate board classes will be eliminated and all directors will be elected annually for one-year terms beginning with the 2008 Annual Meeting of Stockholders. There is no limit on the number of terms a director may serve, so no impact on continuity or stability of the board is expected. The Board of Directors unanimously recommends your vote FOR Proposal II

Casting Your Vote

Your vote is important and will help ensure that we have sufficient shares represented in person or by proxy to establish a quorum for the meeting. Regardless of the number of shares you own, it is important that they are represented and voted at the annual meeting. Please vote today by any one of the three methods listed below:

1. Vote by Internet: Employee stockholders should have received an email from “SAIC, Inc. [id@proxyvote.com]” with the subject “SAIC Annual Meeting of Stockholders: Access ProxyVote.com and Vote Your” or “CEO Dahlberg on Voting Your SAIC Shares Today and Your Link to Proxyvote.com” with links and your CONTROL NUMBER which are required for voting. All stockholders may also go to

1

www.proxyvote.com and follow the instructions to cast your vote. Please have your control number ready. Your control number appears in the top right corner of the Proxy and Voting Instruction Card or is included in the email from “SAIC, Inc. [id@proxyvote.com].”

2. Vote by telephone: Call 1-800-690-6903 and follow the simple instructions.

3. Vote by mail: If you received your proxy material through the U.S. mail, you may complete, sign and return the Proxy and Voting Instruction Card in the postage-paid envelope provided.

Have you deleted, lost or misplaced your email or proxy card for the Annual Meeting of Stockholders on June 8?

Contact SAIC Investor and Employee Owner Relations at 800-303-5471 Mon - Fri, 8 a.m.- 5 p.m. PT to receive a new electronic proxy and control number. Be sure to provide your full name, employee number, your SAIC email address and your telephone number, in case we have any questions.

2